Exhibit 10.1

EXECUTION VERSION

October 13, 2025

Mark D. McHugh

(at the address on file with Rayonier)

Dear Mark:

This letter (this “Letter Agreement”) memorializes our recent discussions and agreement concerning your expected positions with Rayonier Inc. (the “Company”) following the completion of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger between the Company, Redwood Merger Sub, LLC and PotlatchDeltic Corporation, dated as of October 13, 2025 (the “Merger Agreement”). If the Merger Agreement is terminated for any reason without the completion of the Merger or if your employment with the Company terminates for any reason before the closing of the Merger (the “Closing”), this Letter Agreement will be null and void ab initio and of no further force and effect.

1.	Termination of Employment; Chief Executive Officer Role

Commencing upon the Closing and ending on the fourth (4th) anniversary of the Closing (the “Term”) or such earlier date on which your employment terminates, you will continue to serve as President and Chief Executive Officer of the Company and a member of the board of directors of the Company (the “Board”), reporting directly and exclusively to the Board. You will be nominated for reelection to the Board at each annual meeting of the Company’s shareholders that occurs during the Term. Following the end of the Term, your employment as President and Chief Executive Officer of the Company will continue on at “at will” basis until terminated by the Company or you.

During your tenure as President and Chief Executive Officer of the Company, your duties will be commensurate with those of a chief executive officer of a public company (the “Duties”), and you will perform the Duties at the Company’s corporate headquarters in the Greater Atlanta Metro Area, Georgia, or such other location as mutually agreed between you and the Company from time to time. You agree that you will be subject to the Company’s policies applicable to similarly situated executives as in effect from time to time, including any code of conduct, stock ownership guidelines and clawback policy applicable to senior executives of the Company.

2.	Compensation; Other Benefits and Expenses

A.	Annual Base Salary

During the Term, your annual base salary (as in effect from time to time, “Annual Base Salary”) will be $950,000, payable to you in accordance with the Company’s payroll policies.

B.	Annual Bonus

For each fiscal year during the Term, you will be eligible to earn an annual cash incentive award (“Annual Bonus”) determined as follows:

i. Fiscal Year 2025. If the Closing occurs in fiscal year 2025 or if your Annual Bonus in respect of fiscal year 2025 has not been paid as of the Closing, you will remain eligible to receive an Annual Bonus for fiscal year 2025 based on actual performance in accordance with the terms of the annual bonus plan of the Company in which you participate, and based upon your Annual Bonus opportunity as in effect immediately prior to the Closing.

ii. Subsequent Fiscal Years. With respect to fiscal years during the Term after fiscal year 2025, you will be eligible to earn an Annual Bonus with a target opportunity of one hundred fifty percent (150%) of your Annual Base Salary, with the amount awarded to be determined by the Compensation and Management Development Committee of the Board (the “Committee”) and payable in accordance with the annual bonus plan applicable to other senior executives of the Company.

C.	Long-Term Incentive Opportunity

With respect to fiscal years during the Term after fiscal year 2025, you will be eligible for one or more annual equity awards from the Company with an aggregate target grant date fair value of $3,600,000. The grant timing, form and terms and conditions of your annual equity awards will be as determined by the Committee and will be no less favorable than those applicable to other senior executives of the Company.

D.	Employee Benefits

You will be provided employee benefits consistent with those generally provided to other senior executives of the Company.

E.	Annual Review of Compensation

Your Annual Base Salary, Annual Bonus and other elements of your compensation will be reviewed annually by the Committee for increase (but not decrease) to reflect market conditions and performance.

F.	Indemnification

The Company will indemnify you to the fullest extent allowed by law, in accordance with the terms of the Company’s Articles of Incorporation and Bylaws, and customary coverage under a directors & officers liability insurance policy to the same extent such coverage and policy are provided to the other directors and officers of the Company.

3.	Severance Plan Participation

During the Term, you will participate in, and be eligible to receive severance benefits pursuant to, the Company Executive Severance Pay Plan (the “Company Severance Plan” and capitalized terms used in this Section 3 but not defined in this Agreement will have the meanings set forth in the Company Severance Plan). You and the Company acknowledge and agree that the occurrence of the Closing will be deemed to constitute a Change in Control within the meaning of the Company Severance Plan. Additionally, notwithstanding anything in the Company Severance Plan to the contrary, if your employment with the Company is terminated by you for Good Reason or by the Company other than for Cause at any time during the Term, then such termination of employment will constitute a Qualifying Termination within the meaning of the Company Severance Plan, and you will be eligible to receive the Plan Benefits, subject to the terms and conditions of the Company Severance Plan.

4.	Restrictive Covenants

A.	Nondisclosure of Confidential Information

You will hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company, and its respective businesses, which have been obtained by you during your engagement or employment by the Company and which are not or have not become public knowledge (other than by acts by you or your representatives in violation of this Letter Agreement) (collectively, “Confidential Information”). Except in connection with the good-faith performance of your Duties, you will not, without the prior written consent of the Company or as may otherwise be required by law or legal process, use, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by the foregoing.

B.	Inventions and Patents

You agree that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information that relate to the actual or anticipated business, research and development or existing or future products or services of the Company, and that are conceived, developed or made by you during your employment with the Company (“Work Product”) belong to the Company. You agree that you will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Term) to establish and confirm such ownership (including assignments, consents, powers of attorney and other instruments). To the fullest extent permitted by applicable law, all intellectual property (including patents, trademarks and copyrights) that are made, developed or acquired by you in the course of your employment with the Company will be and remain the absolute property of the Company, and you will reasonably assist the Company in perfecting and defending its rights to such intellectual property.

C.	Trade Secrets; Whistleblower Rights

The Company hereby informs you that, notwithstanding any provision of this Letter Agreement to the contrary, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. In addition, notwithstanding anything in this Letter Agreement to the contrary, nothing in this Letter Agreement will impair your rights under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit your right to receive an award for information provided to any government authority under such law or regulation.

5.	Taxes

A.	Tax Withholding

The Company may withhold from any amounts payable under this Letter Agreement such federal, state, local or foreign taxes as are required to be withheld pursuant to any applicable law or regulation.

B.	Section 409A

It is the intent of the parties that the payments and benefits under this Letter Agreement attributable to your employment with the Company will be exempt from or otherwise comply with the provisions of Section 409A of the Internal Revenue Code (the “Code”), and each payment under this Letter Agreement will be treated as a separate payment for purposes of Section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of payment. The parties intend that the terms and provisions of this Letter Agreement will be interpreted and applied in a manner that satisfies the requirements and exemptions of Section 409A of the Code. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on you pursuant to Section 409A of the Code. Notwithstanding any provision of this Letter Agreement to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees” (as defined in Section 409A of the Code) any payment on account of your separation from service that would otherwise be due hereunder within six (6) months after such separation will nonetheless be delayed until the first (1st) business day of the seventh (7th) month following the Termination Date and the first (1st) such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction. All reimbursements and in-kind benefits provided under this Letter Agreement that are subject to Section 409A of the Code will be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the following requirements: (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Letter Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

6.	Miscellaneous

This Letter Agreement will be governed and construed in accordance with the laws of the State of Florida, without regard to conflict of laws principles thereof. This Letter Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. If any provision of this Letter Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (i) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (ii) the remainder of this Letter Agreement will not be affected.

In the event any dispute arises between you and the Company as to the validity, enforceability or interpretation of any right or benefit afforded by this Letter Agreement, such dispute will be resolved by binding arbitration proceedings in accordance with the rules of the American Arbitration Association. The results of any arbitration will be conclusive on both parties and will not be subject to judicial interference or review on any ground whatsoever, including any claim that the Company was wrongfully induced to enter into this agreement to arbitrate such a dispute.

Upon the expiration or other termination of this Letter Agreement, the respective rights and obligations of the parties hereto (including, without limitation, Section 4) will survive such expiration or other termination to the extent necessary to carry out the intentions of the parties hereunder.

This Letter Agreement, together with the Company Severance Plan in which you participate, set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, term sheets, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter.

This Letter Agreement and any rights and benefits hereunder will inure to the benefit of and be enforceable by your legal representatives, heirs or legatees. As used in this Letter Agreement, the “Company” will mean the Company as hereinbefore defined and will include any entity that directly or indirectly controls, is controlled by or is under common control with the Company.

Any notices given under this Letter Agreement (i) by the Company to you will be in writing and will be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to you at the address most recently on file with the Company as of the date of such notice or (ii) by you to the Company will be in writing and will be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to the General Counsel of the Company at the Company’s corporate headquarters.

The headings of this Letter Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Letter Agreement. For purposes of this Letter Agreement, the term “including” or “includes” means “including, without limitation.” This Letter Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

If this Letter Agreement correctly describes our understanding, please execute and deliver a counterpart of this signature page, which will become a binding agreement on our receipt.

Sincerely,

RAYONIER INC.

By:	/s/ Mark R. Bridwell
	Name:	Mark R. Bridwell
	Title:	Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to CEO Letter Agreement]

Accepted and Agreed

I hereby agree with and accept the terms and conditions of this Letter Agreement:

/s/ Mark D. McHugh
Name: Mark D. McHugh
Date: October 13, 2025

[Signature Page to CEO Letter Agreement]